UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2017 (August 13, 2017)

MARATHON PATENT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36555	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Ste. 380 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 232-1701

(Former name or former address, if changed since last report)

Copies to:

Harvey J. Kesner, Esq.

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Removal of Former Directors

On August 13, 2017, the Board of Directors (the “Board”) of Marathon Patent Group, Inc. (the “Company”), accepted the resignations of Mr. Richard Tyler and Mr. Richard Chernicoff, effective immediately.  Mr. Tyler’s and Mr. Chernicoff’s resignations were not the result of any disagreement regarding any matter related to the Company’s operations, policies or practices.

Appointment of New Directors and Members of the Audit Committee

On April 13, 2017, the Board appointed Mr. David P. Lieberman and Mr. Merrick D. Okamoto to serve as directors of the Board and as members of the Audit Committee of the Corporation, effective immediately.

Mr. Lieberman, age 73, serves as President at Cobra International, Inc., since December 2010.  Mr. Lieberman is also the owner of Lieberman Financial Consulting where he serves as an administrator for several investment groups involved in Water Disposal Wells and as a manager of several limited liability companies which require monthly financials and administration of investments in other entities. Prior to Cobra International, Inc., Mr. Lieberman served as the Chief Financial Officer and director of MEDL Mobile Holdings, Inc. in June 2011 until his resignation on November 30, 2011. He was responsible for the annual and quarterly reports on public filings of MEDL Mobile Holdings, Inc. In 2006, Mr. Lieberman served as a director of Datascension, Inc., a publicly traded company, where he was later appointed as the Chief Financial Officer in 2008 until his resignation in October 2011. Datascension, Inc., was the leading market research and custom call center operating out of San Jose, Costa Rica, and generated revenues exceeding $20 million. Prior to Datascension, Inc., from early 2006 until his resignation in September 2007, Mr. Lieberman served as the Chief Financial Officer, Chief Operating Officer and director of Dalrada Financial Corporation, a publicly traded financial services company located in San Diego, California. Dalrada Financial Corporation offered services including, but not limited to, payroll, human resources support, worker’s compensation insurance and employee benefits.  From December 2002 to September 2006, he served as a consultant and later as the Chief Financial Officer, for John Goyak & Associates, a privately held firm that provided consulting services to the aerospace industry.  The firm’s revenues reached over $10 million in 2006. Mr. Lieberman holds a Bachelor’s Degree in Business Administration from The University of Cincinnati and has been a licensed certified public accountant since 1970.

Mr. Merrick D. Okamoto, age 56, serves the President at Viking Asset Management which he co-founded in 2002. Mr. Okamoto is responsible for research, due diligence, and structuring potential investment opportunities. He has been instrumental in providing capital to over 200 private and public companies. He is also responsible for the firm’s trading operations. Prior to Viking, Mr. Okamoto co-founded TradePortal.com, Inc. in 1999 and served as its President until 2001. He was instrumental in developing the proprietary Trade Matrix software platform offered by TradePortal Securities. Mr. Okamoto’s negotiations were key in selling a minority stake in TradePortal.com Inc. to Thomson Financial. Prior to that, he held Vice President positions with Shearson Lehman Brothers, Prudential Securities, and Paine Webber. Mr. Okamoto was the founder of First Stage Capital, Inc. in 1996 which offers consulting and advisory services. He served as the Chairman of Optex System Holdings, Inc. from January 3, 2013 until November 19, 2014 and as its Director from March 30, 2009 until November 19, 2014. He serves as an Executive Director at Embark Corporation. Mr. Okamoto is widely recognized as an advanced trader specializing in short-term trading with sector momentum and extensive experience in technical market analysis techniques. From 1987 to 1990, Mr. Okamoto hosted the television program, The Income Report.

The Board has concluded that Mr. Lieberman and Mr. Okamoto are qualified to serve as members of the Board and the Audit Committee based upon their extensive past experiences as directors, executives and officers of various companies.

There are no understandings or arrangements between Mr. Lieberman or Mr. Okamoto and any other person pursuant to which Mr. Lieberman and Mr. Okamoto were appointed as members of the Board and the Audit Committee.

There are no family relationships between Mr. Lieberman or Mr. Okamoto and any of our other officers and directors.

Mr. Lieberman and Mr. Okamoto were appointed to fill the vacancies on the Board created by the resignations of Mr. Tyler and Mr. Chernicoff on August 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 14, 2017

MARATHON PATENT GROUP, INC.

By:	/s/ Doug Croxall
Name: Doug Croxall
Title: Chief Executive Officer